ADVENT ENERGY LIMITED PARTNERSHIP


                            LIMITED PARTNERSHIP AGREEMENT



                       Agreement Dated as of November __, 1995

                                  TABLE OF CONTENTS
                                                                        Page

Article I  -  General Provisions . . . . . . . . . . . . . . . . . . . . 1
  Section 1.1        Definitions . . . . . . . . . . . . . . . . . . . . 1
  Section 1.2        Partnership Name. . . . . . . . . . . . . . . . . . 4
  Section 1.3        Fiscal Year . . . . . . . . . . . . . . . . . . . . 4
  Section 1.4        Nature and Liability of Partners. . . . . . . . . . 5
  Section 1.5        Purposes of Partnership . . . . . . . . . . . . . . 5
  Section 1.6        Investment Objectives . . . . . . . . . . . . . . . 5
  Section 1.7        Powers of Partnership . . . . . . . . . . . . . . . 5

Article II  -  Management of Partnership . . . . . . . . . . . . . . . . 6

  Section 2.1        General . . . . . . . . . . . . . . . . . . . . . . 6
  Section 2.2        Services of General Partner . . . . . . . . . . . . 7
  Section 2.3        Compensation of General Partner . . . . . . . . . . 8
  Section 2.4        Restrictions. . . . . . . . . . . . . . . . . . . . 9
  Section 2.5        Conflict of Interest Transactions . . . . . . . . .10
  Section 2.6        Waiver of Restrictions. . . . . . . . . . . . . . .11
  Section 2.7        Reliance by Third Parties . . . . . . . . . . . . .11
  Section 2.8        Dedication of Resources . . . . . . . . . . . . . .11
  Section 2.9        Partner's Transactions. . . . . . . . . . . . . . .11
  Section 2.10       Exculpation of Liability. . . . . . . . . . . . . .12
  Section 2.11       Indemnification . . . . . . . . . . . . . . . . . .12

Article III  -  Capital Accounts; Distributions; Profits and Losses. . .13

  Section 3.1        Capital Contributions . . . . . . . . . . . . . . .13
  Section 3.2        Capital Accounts. . . . . . . . . . . . . . . . . .14
  Section 3.3        Allocation of Net Gain and Net Loss
                       and Other Partnership  Items. . . . . . . . . . .15
  Section 3.4        Distributions to Partners . . . . . . . . . . . . .16
  Section 3.5        Distributions In Kind . . . . . . . . . . . . . . .18
  Section 3.6        Re-allocation of Carried Interest . . . . . . . . .19

Article IV  -  No Withdrawal of Profits, Gains or Capital. . . . . . . .20

  Section 4.1        No Withdrawal of Profits, Gains or Capital. . . . .20

Article V  -  Transfer of Partnership Interests. . . . . . . . . . . . .20

  Section 5.1        Assignability of Interests. . . . . . . . . . . . .20
  Section 5.2        Substituted Limited Partners. . . . . . . . . . . .21
  Section 5.3        Obligation of Assignee. . . . . . . . . . . . . . .21
  Section 5.4        Prohibition Against Public Trading. . . . . . . . .21

Article VI  -  Duration and Dissolution of the Partnership . . . . . . .22
  Section 6.1        Duration. . . . . . . . . . . . . . . . . . . . . .22
  Section 6.2        Withdrawal of Limited Partner . . . . . . . . . . .22
  Section 6.3        Termination of the Partnership; Withdrawal and
                       Removal of General Partner. . . . . . . . . . . .22
  Section 6.4        Liquidation . . . . . . . . . . . . . . . . . . . .23
  Section 6.5        Distribution Upon Liquidation . . . . . . . . . . .24
  Section 6.6        Deficit Restoration by General Partner. . . . . . .25
  Section 6.7        Suspension of Active Investment . . . . . . . . . .25

Article VII  -  Reports to Partners. . . . . . . . . . . . . . . . . . .25

  Section 7.1        Independent Auditors. . . . . . . . . . . . . . . .25
  Section 7.2        Reports . . . . . . . . . . . . . . . . . . . . . .26
  Section 7.3        Inspection. . . . . . . . . . . . . . . . . . . . .26
  Section 7.4        Tax Returns . . . . . . . . . . . . . . . . . . . .26

Article VIII  -  Valuation . . . . . . . . . . . . . . . . . . . . . . .26

  Section 8.1        Valuation of Partnership Net Worth. . . . . . . . .27
  Section 8.2        Valuation Date. . . . . . . . . . . . . . . . . . .27
  Section 8.3        Valuing Securities and Other Assets . . . . . . . .27
  Section 8.4        Disputes. . . . . . . . . . . . . . . . . . . . . .28

Article IX  -  Miscellaneous . . . . . . . . . . . . . . . . . . . . . .28

  Section 9.1        Admission of Limited Partners . . . . . . . . . . .28
  Section 9.2        Disputed Matters. . . . . . . . . . . . . . . . . .28
  Section 9.3        General . . . . . . . . . . . . . . . . . . . . . .29
  Section 9.4        Notices . . . . . . . . . . . . . . . . . . . . . .29
  Section 9.5        Execution of Certificate of Limited Partnership
                       and Other Documents . . . . . . . . . . . . . . .29
  Section 9.6        Force Majeure . . . . . . . . . . . . . . . . . . .29
  Section 9.7        Amendments. . . . . . . . . . . . . . . . . . . . .30
  Section 9.8        Headings. . . . . . . . . . . . . . . . . . . . . .30
  Section 9.9        Power of Attorney . . . . . . . . . . . . . . . . .30
  Section 9.10       Effect of Securities Laws . . . . . . . . . . . . .30

APPENDIX A . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .32

APPENDIX B . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .33

                          ADVENT ENERGY LIMITED PARTNERSHIP

                            LIMITED PARTNERSHIP AGREEMENT


       BY THIS LIMITED PARTNERSHIP AGREEMENT made and entered into as of November __, 1995, by Advent International Limited Partnership, a partnership organized under the laws of the State of Delaware, as general partner, and AYP Capital, Inc., as limited partner, each having the respective address set forth in Appendix A hereto, hereby form a limited partnership pursuant to the laws of the State of Delaware.


                          Article I  -  General Provisions

       Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

              (a) Advent International or AIC. "Advent International" or "AIC" means Advent International Corporation, a Delaware corporation, the general partner of the General Partner.

              (b) Agreement. "Agreement" means this Limited Partnership Agreement as it may be amended from time to time.

              (c)    AIC Affiliate.  "AIC Affiliate" means:

                     (i) Advent International and all officers and employee-directors of Advent International;

                     (ii) any spouse or minor child of an AIC Affiliate described in subparagraph (i) above; and

                     (iii) any partnership of which any AIC Affiliate described in subparagraph (i) above is itself a general partner (or directly or indirectly exercises the duties of the general partner, whether pursuant to a management agreement or otherwise) and any corporation of which an AIC Affiliate described in subparagraph (i) and/or (ii), the Partnership or any AIC Affiliates in the aggregate own, directly or indirectly, more than twenty percent (20%) of the voting securities or would own more than twenty percent (20%) of the voting securities if all options, warrants and other rights to acquire voting securities (including convertible securities) issued by such corporation were exercised by the Partnership and all AIC Affiliates having such options, warrants and rights.

              (d) Capital Account. "Capital Account" means, as to any Partner, the capital account maintained on the books of the Partnership for such Partner, as required by Section 3.2.

              (e) Capital Commitment. "Capital Commitment" means, as to any Partner, the total amount of money paid or agreed to be paid to the Partnership by such Partner as set forth in Appendix A, and as such amount may be reduced pursuant to Sections 3.1(b) and 6.7(b) hereof.

              (f) Capital Contribution. "Capital Contribution" means, as to any Partner, the amount of money actually contributed to the Partnership by such Partner.

              (g) Certificate of Limited Partnership. "Certificate of Limited Partnership" means the certificate of limited partnership for the Partnership and all amendments thereto required under the laws of the State of Delaware to be filed in the appropriate public offices within the State of Delaware to perfect or maintain the Partnership as a limited partnership under the laws of the State of Delaware and/or to effect the admission, withdrawal or substitution of any Partner of the Partnership.

              (h) Code. "Code" means the U.S. Internal Revenue Code of 1986, as amended.

              (i) General Partner. "General Partner" means Advent International Limited Partnership, a Delaware limited partnership of which Advent International is the general partner, or any Person substituted for or who succeeds Advent International Limited Partnership as such General Partner pursuant to this Agreement.

              (j) Industrial Investment Team. "Industrial Investment Team" means that body of persons designated by the General Partner to make recommendations with respect to prospective Investments to the Partnership in accordance with the provisions of Section 2.8.

              (k) Investment. "Investment" in any Person means the acquisition of any Security issued by such Person, whether from such Person or from another Person; the guaranty of, or otherwise becoming liable for, any obligation of any Person; the providing of financing of any other nature to any Person; or any combination of the foregoing.

              (l) Limited Partner. "Limited Partner" means AYP Capital, Inc., or any Person substituted for or who succeeds AYP Capital, Inc. as such Limited Partner pursuant to this Agreement.

              (m) Managed Fund. "Managed Fund" means any investment fund, whether in corporate or partnership form, which is advised or managed by Advent International or any AIC Affiliate.

              (n)    Net Gain and Net Loss.

                     (i) "Net Gain" means, with respect to any fiscal year of the Partnership, or portion thereof, the net income of the Partnership determined in accordance with the same principles employed in determining the Partnership's taxable income for U.S. Federal income tax purposes, taking into account the full amount of any gains or losses and all items of expense attributable to the sale or exchange of Securities or other assets, but not taking into account (x) any income, loss or deduction attributable to Non-Portfolio Investments; (y) the Management Fee described in
       Section 2.3(a) hereof; and (z) any deduction (whether by way of amortization or otherwise) to which the Partnership may be entitled by reason of the expenses and costs described in Section 2.3(b) that are not directly related to particular Portfolio Investments or proposed Portfolio Investments.

                     (ii) "Net Loss" means with respect to any fiscal year of the Partnership, or portion thereof, the net loss of the Partnership determined in accordance with the same principles employed in determining the Partnership's taxable income for U.S. Federal income tax purposes, taking into account the full amount of any gains or losses and all items of expense attributable to the sale or exchange of Securities or other assets, but not taking into account (x) any income, loss or deduction attributable to Non-Portfolio Investments; (y) the Management Fee described in
       Section 2.3(a) hereof; and (z) any deduction (whether by way of amortization or otherwise) to which the Partnership may be entitled by reason of the expenses and costs described in Section 2.3(b) that are not directly related to particular Portfolio Investments or proposed Portfolio Investments.

                     (iii) The following rules shall apply in determining Net Gain and Net Loss:

                            (A) Gain or loss on the sale or exchange of Partnership property shall be included in the determination of Net Gain and Net Loss when recognized in accordance with the Code, and when deemed recognized pursuant to the provisions of Sections 3.5(a) and 6.5(e) hereof.

                            (B) For purposes of computing Net Gain and Net Loss, taxable income shall include every item requiring separate computation under Section 702(a) of the Code, plus income that is exempt from U.S. Federal income tax and less expenses and losses that are not deductible for U.S. Federal income tax purposes.

              (o) Non-Portfolio Investments. "Non-Portfolio Investments" means Investments in high-quality, short-term, low investment risk Securities (e.g., bank certificates of deposit, United States Government Securities with maturities of less than one year, and other cash equivalent Securities with the highest investment grade rating of Standard & Poor's Ratings Group or Moody's Investors Service), by the Partnership of funds prior to such funds being invested in Securities or other Investments in businesses as contemplated in
Section 1.5.

              (p) Opinion of Counsel. "Opinion of Counsel" means an opinion in writing signed by legal counsel either chosen by the General Partner or, if chosen by the Limited Partner, reasonably satisfactory to the General Partner.

              (q) Partner. "Partner" means the General Partner or the Limited Partner.

              (r) Partnership. "Partnership" means Advent Energy Limited Partnership, a Delaware limited partnership.

              (s)    Partnership Distributions.  "Partnership
Distributions" means any payment to the Partners pursuant to Sections
3.4 or 6.5(e).

              (t) Passive Mode. "Passive Mode" means the operation of the Partnership in the manner described in Section 6.7.

              (u) Person. "Person" shall include a corporation, association, joint venture, partnership, trust or individual.

              (v) Portfolio Company. "Portfolio Company" means any Person in which the Partnership is permitted to make an Investment pursuant to Section 1.5 hereof and in which the Partnership has an outstanding Investment.

              (w) Portfolio Investments. "Portfolio Investments" means any Securities or other Investments acquired or made by the Partnership other than Non-Portfolio Investments.

              (x)    Related Party Transaction.  "Related Party
Transaction" means (i) any transfer by the Partnership to, or any acquisition by the Partnership from, any AIC Affiliate of any or all Investments, or any portion thereof, held by the transferor, or (ii) any payments by the Partnership to an AIC Affiliate in connection with any of the foregoing transactions.

              (y) Securities. "Securities" means securities of every kind or description.

              (z) Short-Term Investments. "Short-Term Investments" means short-term equity and equity related positions, underwritings, bridge financing, acquisitions of Securities through the exercise of warrants or options, Investments that result from restructurings or refinancings and which are syndicated to third parties, and other Investments which at the time of investment are intended to be, and are, outstanding for less than eighteen (18) months from the date of investment.

              (aa) Voting Control. "Voting Control" means the right to elect a majority of the directors of a corporation, the right to designate a majority of the general partners of a partnership, or the right to receive fifty percent (50%) or more of the profits of a partnership.

       Section 1.2 Partnership Name. The Partnership shall do business under the name and style of "Advent Energy Limited Partnership."

       Section 1.3 Fiscal Year. Except as otherwise provided by the Code, the fiscal year of the Partnership shall be the calendar year, or such other fiscal year as the General Partner shall designate; provided that once a fiscal year is chosen, unless required by a change in applicable law or regulations, the General Partner shall not change the Partnership's fiscal year without the prior approval of the Limited Partner.

       Section 1.4   Nature and Liability of Partners.

              (a) The General Partner shall have such liability for the repayment, satisfaction and discharge of the debts, liabilities and obligations of the Partnership as is provided by applicable law for a general partner of a limited partnership. The Limited Partner shall be liable to the Partnership for the repayment, satisfaction and discharge of its debts, liabilities and obligations only (i) to the extent of the unpaid amount, if any, of its Capital Commitment and (ii) as provided in the Delaware Revised Uniform Limited Partnership Act.

              (b) The Partners hereby agree among themselves to share in accordance with the terms of this Agreement all losses, liabilities or expenses suffered or incurred by virtue of the operation of the Partnership, provided that the Limited Partner shall share such losses, liabilities and expenses only to the extent provided in Section 1.4(a) hereof with respect to its liability for Partnership losses, liabilities and expenses. The General Partner agrees to assume and be liable for all such losses, liabilities and expenses not covered by the Limited
Partner's share of such losses, liabilities and expenses.

       Section 1.5 Purposes of Partnership. The purposes of the Partnership are to provide risk capital for, and make Investments in the Securities of, privately held and other businesses. Investments shall only be made if, in the good faith judgment of the General Partner, they comply with the investment objectives set forth in Appendix B hereto (the "Charter").

       Section 1.6 Investment Objectives. The Investment objectives of the Partnership shall be to invest in Securities of businesses engaged in activities in the technology, product, service and market areas described in the Charter. Notwithstanding the foregoing, the General Partner shall at all times have sole and absolute discretion to make Investments in Securities of businesses, so long as such businesses are engaged in activities in the technology, product, service and market areas described in the Charter. The Charter may be amended or modified from time to time by the Limited Partner, with the consent of the General Partner.

       Section 1.7 Powers of Partnership. In furtherance of the purposes of the Partnership set forth in Sections 1.5 and 1.6, the Partnership shall have the following powers:

              (a)    Subject to the limitations set forth in
Section 2.1(c), to purchase or otherwise acquire, hold, and sell or otherwise dispose of Securities, without regard to whether such Securities are publicly traded, readily marketable or otherwise restricted as to transfer or resale;

              (b)    Subject to the limitations set forth in
Section 2.4(c), to possess, transfer, mortgage, pledge or otherwise deal in, and to exercise all rights, powers, privileges and other incidents of ownership or possession with respect to, Securities held or owned by the Partnership, and to carry Securities in the name of a nominee or nominees;

              (c)    Subject to the limitations set forth in
Section 2.4(c), to guarantee the obligations of others and to sell, pledge or otherwise dispose of bonds or other obligations of the Partnership for its purposes;

              (d) Subject to Section 2.3, to have and maintain an office within the Commonwealth of Massachusetts and, in connection therewith, to rent or acquire office space, engage personnel and do such other acts and things as may be necessary or advisable in connection with the maintenance of such office, and on behalf of and in the name of the Partnership to pay and incur reasonable expenses and obligations for legal, accounting, investment advisory, consultative and custodial services, and other reasonable expenses including, without limitation, taxes, travel, insurance, rent, supplies, interest, salaries and wages of employees, and all other reasonable costs and expenses incident to the operation of the Partnership;

              (e) To form and own one or more corporations, trusts or limited partnerships controlled by the Partnership for purposes of making Investments in accordance with the Charter, provided that no entity so formed may do directly or indirectly what the Partnership is prohibited by this Agreement from doing; and

              (f) To enter into, make and perform all such contracts, agreements and other undertakings as may be necessary, advisable or incidental to the carrying out of the foregoing objectives and purposes.


                      Article II  -  Management of Partnership

       Section 2.1   General.

              (a) The management, operation and implementation of policy of the Partnership shall be, and hereby are, vested in the General

Partner who shall manage the Partnership's affairs. Except as otherwise expressly provided herein, the General Partner shall have the power to exercise the powers, rights and authority granted to the General Partner hereunder on behalf and in the name of the Partnership. The General Partner agrees that, during the term of this Agreement, it shall devote such time to the Partnership as is necessary for its proper operation.

              (b) The Limited Partner may cause the Partnership to cease making Investments in new companies following the occurrence of a substantial change in the management of Advent International or a change of control of Advent International. For purposes of this Section
2.1(b), there shall be deemed to be a substantial change in the management of Advent International if at any point in time both of the following conditions shall exist: (i) Peter A. Brooke is no longer participating actively in the management of Advent International, and
(ii) at least two (2) of the following members of Advent International's senior management group, Thomas R. Armstrong, Thomas H. Lauer,
Douglas R. Brown, Henry H. Haight and Clinton P. Harris, are no longer actively involved in the management of Advent International.
Individuals may be substituted for the listed individuals with the consent of the Limited Partner, and without the consent of the Limited Partner provided: (x) that condition (i) does not exist; (y) they are appointed by Peter A. Brooke; and (z) the individuals serve as members of Advent International's senior management group. For the purposes of this Section 2.1(b), there shall be deemed to be a change of control of Advent International if Persons who are now stockholders of Advent International do not have Voting Control of Advent International.

              (c) The General Partner shall not cause or permit the Partnership to:

                     (i) invest more than seven and one-half (7.5%) of the Partnership's total Capital Commitments in a single Portfolio
       Company without the prior approval of the Limited Partner;

                     (ii) invest in the aggregate more than five percent (5%) of the Partnership's total Capital Commitments in Portfolio Investments that constitute Securities which, at the time the Securities are acquired, are readily tradable on an established securities market (but excluding (A) any Security which, as part of the Partnership's plan of investment, will cease to be so tradable promptly after the Security is acquired or (B) any Securities in public companies received upon exchange of Portfolio Investments then held by the Partnership from initial public offerings);

                     (iii) invest in any company which is not already a Portfolio Company, but is already a "portfolio company" with respect to another Managed Fund without the prior approval of the Limited Partner, provided that the Partnership may invest in a company simultaneously with a Managed Fund without such prior approval; or

                     (iv) invest in hostile takeover transactions or in "highly leveraged" buy outs.

       Section 2.2 Services of General Partner. The General Partner shall (i) provide investment advice to, and make investment decisions for, the Partnership and shall bear the cost of securing information and investment advice with respect to prospective Investments (other than unreimbursed costs of outside accountants and attorneys in connection therewith), (ii) maintain the books and records of the Partnership,
(iii) provide routine and necessary bookkeeping and record keeping services and retain custody of Partnership Securities, and (iv) provide office space, office and executive staff and office supplies and equipment for the use of the Partnership. The General Partner shall be permitted to contract on behalf of the Partnership all or part of the foregoing services, without the consent of the Limited Partner, to any corporation or other entity (A) which then owns, directly or indirectly, Voting Control of the General Partner, or (B) of which the General Partner then owns directly or indirectly Voting Control, or (C) of which a corporation described in (A) then owns directly or indirectly Voting Control, or (D) which is an entity controlled by, controlling or under common control with the General Partner, or, with the consent of the Limited Partner, any corporation or other entity not specified in
(A)-(D) above; provided, however, that (x) any such cost shall be the responsibility of the General Partner and not of the Partnership and (y) in all cases, investment decisions shall be made by the General Partner. No such assignment of services shall relieve the General Partner of its obligations, duties and liabilities under this Agreement.

       Section 2.3   Compensation of General Partner.

              (a) Management Fee. In consideration of the services to be provided to the Partnership by the General Partner, the General Partner shall be paid a monthly management fee (the "Management Fee") with respect to the Capital Commitment of the Limited Partner, which, for each calendar month, shall be equal to one-twelfth (1/12) of three and one-half percent (3-1/2%) of the amount of such Capital Commitment of the Limited Partner; such Management Fee and Capital Commitment will be calculated in accordance with the provisions of Sections 3.1(b) and 6.7, if applicable. The Capital Commitment of the Limited Partner shall be determined as of the last day of the month for which the Management Fee is due and payable, and the Management Fee shall be payable on the last day of such month. The Management Fee shall be prorated for any period less than a calendar month. The Management Fee also shall be reduced by an amount equal to one-half (1/2) of any fee (net of direct expenses) for assisting with the acquisition, disposition or reorganization of a Portfolio Company which the General Partner or an AIC Affiliate receives with respect to the Partnership's Investment in such Portfolio Company; provided that any underwriting fee or similar fee received by the General Partner or an AIC Affiliate on account of the provision of the Partnership's capital shall reduce the Management Fee by the full amount of such underwriting or similar fee. In addition, the Management Fee shall be reduced by the full amount of any "break-up" fee (net of direct expenses) relating to a Portfolio Company (or proposed Portfolio Company) which the General Partner or an AIC

Affiliate receives with respect to a proposed Investment by the Partnership in such Portfolio Company. Such fees received by the General Partner or an AIC Affiliate shall be credited against the payment of future Management Fees if such reduction exceeds the Management Fees then payable.

              (b)    Expenses not Covered by the Management Fee.

                     (i) In addition to the payment of the Management Fee, the General Partner shall be reimbursed by the Partnership for all fair and reasonable expenditures made on behalf of the Partnership, including:

                            (A) to the extent of $50,000 unless otherwise approved by the Limited Partner, all reasonable travel, legal, accounting, other third party professional and out-of-pocket expenses incurred in the organization of the Partnership;

                            (B) all such expenses made on behalf of the Partnership in preparing any amendment to this Agreement; and

                            (C)    all reasonable third party expenses
              incurred for any other legal, audit, or reporting services for the Partnership.

                     (ii) To the extent not borne by a Portfolio Company, the Partnership shall bear all third party costs and expenses incurred in connection with the purchase, retention and sale of Investments (whether or not consummated), including, without limitation, loan fees, private placement fees, sales commissions, finder's fees, personal property taxes on Investments, brokerage fees, auditing fees, underwriting commissions and discounts, investment banker fees, insurance costs, and all other expenses that are directly related to particular Investments or proposed Investments, whether or not actually consummated. The General Partner shall not be entitled to be reimbursed for the following operating expenses relating to the Partnership's Investment activities: salaries and fringe benefits of any personnel of the General Partner and any professional, administrative, clerical, bookkeeping and secretarial personnel employed by the Partnership (other than outside attorneys and accountants); rent, administrative and other overhead charges and costs of any office maintained by the General Partner; travel and entertainment expenses; costs of statistical services, publications and periodicals; expenses of reports to the Limited Partner (other than legal, accounting and appraisal expenses); the costs of fidelity bonds and other insurance (to the extent not directly related to the purchase, retention or sale of Investments); and other ordinary and usual expenses incurred in connection with the making and monitoring of the Partnership's Investments.

       Section 2.4 Restrictions. Subject to Section 2.6, the Partners shall be restricted in their activities as follows:

              (a) No Services by Limited Partner. The Limited Partner shall not participate in the management or control of the Partnership and shall not hold itself out as a General Partner or take any action on behalf of the Partnership or in any way commit the Partnership to any agreement or contract and shall have no right to do any of the foregoing.

              (b) Partnership Credit. No Partner shall lend or use the funds or credit of the Partnership or employ the Partnership's name for any purpose whatsoever, except that the General Partner may do so for the purposes of the Partnership to the extent allowed under this Agreement.

              (c)    Limitation on Borrowing and Pledging.

              (i)The General Partner shall manage the Partnership so as to avoid the necessity for borrowing money.

              (ii)The Partnership may guarantee the obligations of Portfolio Companies provided that the aggregate of the amount guaranteed plus all Investments in such Portfolio Company shall at no time exceed the limitation on Investment with respect to such Portfolio Company as set forth in the Charter.

              (iii)Notwithstanding any other provision of this Article II, the General Partner may defer Management Fees otherwise due and payable under Section 2.3, or lend such Management Fees already paid to the General Partner, for the purpose of making Investments in existing Portfolio Companies in an amount necessary to maintain the Partnership's proportionate ownership interest in such Portfolio Companies; provided, however, that under no circumstances will the aggregate amount of all deferred or loaned Management Fees exceed the unpaid amount of the Limited Partner's Capital Commitment at such time; such Capital Commitment shall be calculated in accordance with Sections 3.1(b) and 6.7, if applicable. The Management Fees that the General Partner defers or lends to the Partnership shall be paid or repaid to the General Partner with interest at the ninety (90) -day London Interbank Offered Rate ("LIBOR") at such times as deemed appropriate by the General Partner. The decision to defer or lend Management Fees to the Partnership pursuant to this Section 2.4(c)(iii) is in the sole discretion of the General Partner and, regardless of the financial condition of the Partnership, the General Partner has no obligation to make such a loan.

              (iv)Nothing in this Section 2.4(c) shall be construed to prohibit any AIC Affiliate from engaging in the conduct prohibited herein; provided that any such conduct involving the Partnership does not directly or indirectly violate the prohibitions on the Partnership's borrowing money or guaranteeing obligations of Portfolio Companies as set forth in this Section 2.4(c).

              (d) Reinvestment of Capital. The General Partner shall not, without the consent of the Limited Partner, reinvest the proceeds from the realization of Portfolio Investments (other than Short-Term Investments) except to the extent necessary for the aggregate amount invested during the term of the Partnership in Portfolio Investments to equal the aggregate amount of all Capital Contributions. Income or gain from Short-Term Investments or Non-Portfolio Investments will not be reinvested, but capital from Short-Term Investments or Non-Portfolio Investments may be reinvested by the General Partner in any Investment permitted by this Agreement.

              (e) Registration Rights. In connection with the purchase of Securities which are restricted as to transfer because of the requirements of the Securities Act of 1933, as amended, or state "blue sky" laws, the General Partner intends to use reasonable efforts (giving due consideration to all factors incident to the purchase) to secure appropriate registration rights or otherwise to provide for eventual marketability of such Securities.

              (f) Additional Restrictions. The Partnership shall not make short sales of Securities not owned by the Partnership, nor shall the Partnership at any time own the voting securities of an investment company required to be registered under the United States Investment Company Act of 1940.

       Section 2.5   Conflict of Interest Transactions.

              (a) Subject to Sections 2.4(c)(iii) and 2.6, the Partnership shall not engage in any Related Party Transaction. Notwithstanding the foregoing provision of this Section 2.5, the Partnership may purchase Securities from an AIC Affiliate, if (i) such AIC Affiliate has acquired the Securities within ninety (90) days prior to the sale to the Partnership with the intent of transferring such Securities to the Partnership (which intent has been expressed in writing to the Partnership prior to the acquisition by the AIC Affiliate of such Securities) and the price paid by the Partnership for such Securities is no greater than the price paid by the AIC Affiliate, or
(ii) such AIC Affiliate is a Portfolio Company, the Securities of which are being purchased by the Partnership.

              (b) Nothing in this Section 2.5 shall be construed to prohibit the General Partner or an AIC Affiliate from charging an arm's-length fee to a Portfolio Company or to the Limited Partner for specific services requested by such party including, but not limited to, assistance with technology transfers or mergers and acquisitions, providing full-time or part-time management or operating personnel, providing investment banking services with respect to specific transactions, and developing business plans and other presentations.
Nor shall this Section 2.5 be construed to prohibit the General Partner or an AIC Affiliate from receiving a fee from a Portfolio Company in connection with the acquisition, disposition or reorganization of a Portfolio Company. Subject to reductions in the Management Fee pursuant to Section 2.3(a) for certain fees, if any, all such fees paid to the

General Partner for such services shall be the sole property of the General Partner. The amount of any such fees paid to the General
Partner shall be reported to the Limited Partner annually.

       Section 2.6 Waiver of Restrictions. With the consent of the Limited Partner, compliance by the Partnership or the General Partner with any of their respective covenants, agreements or restrictions contained in Sections 2.4 or 2.5 may be waived, either generally or in any particular instance and either retroactively or prospectively.

       Section 2.7 Reliance by Third Parties. Notwithstanding any other provision of this Article II, any third party dealing with the Partnership may rely conclusively upon the authority, power and right of the General Partner acting under this Agreement.

       Section 2.8 Dedication of Resources. The General Partner shall dedicate appropriate resources to the Partnership in accordance with the General Partner's fiduciary duty to the Partnership, including, without limitation, causing members of Advent International's Industrial Investment Team designated by the General Partner from time to time to be actively engaged in the formulation of investment recommendations with respect to prospective Investments in businesses which are engaged in activities in the technology, product, service and market areas described in the Charter. The initial members of the Industrial Investment Team designated by the General Partner shall be Dennis R. Costello, Lawrence W. McKenna, Steven M. Tadler, John B. Singer and George S. Reichenbach.

       Section 2.9 Partner's Transactions. Nothing in this Agreement shall be construed to prohibit any Partner from buying or selling Securities for its own account, including Securities of the same issuers as those held by the Partnership; provided, however, that the General Partner will use all reasonable efforts to ensure that partners or officers (including, where appropriate, employee-directors) of itself or any AIC Affiliate will not hold for their own account interests in any Portfolio Company except as provided for, and under the terms of, the Advent International co-investment policy set forth in Appendix C attached hereto, as such policy may be amended from time to time with the consent of the Limited Partner.

       Section 2.10 Exculpation of Liability. Neither the General Partner, its agents (including agents of the General Partner or agents of the Partnership who serve at the request of the Partnership as either directors, officers or trustees of another organization in which the Partnership has any interest as a security holder, creditor or otherwise) nor officers, directors or employees of the General Partner or the general partner of the General Partner, or their respective heirs, executors, administrators, successors or assigns (the "Relevant Party") shall be liable to the Partnership or the Limited Partner by reason of any act performed by the Relevant Party if such act was performed by the Relevant Party: (i) in good faith; (ii) in the reasonable belief that it was acting in the best interests of the Partnership; and (iii) in a manner reasonably believed by the Relevant Party to be within the scope of the rights, powers, authorities and discretions conferred on the Relevant Party by or pursuant to this Agreement, the consent of the Limited Partner or by law. The Relevant Party shall not be exculpated under the preceding sentence, however, if it has committed gross negligence, willful malfeasance or fraud with respect to such act or omission, or if such act or omission caused the Limited Partner to be liable in excess of its Capital Commitment for the liabilities of the Partnership.

       Section 2.11  Indemnification.

              (a) The Partnership, out of Partnership assets and not out of the separate assets of any Partner, shall indemnify any Relevant
Party to the extent described below, against all liabilities, losses and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in compromise settlements (to the extent provided for in Section 2.11(c)), and fines, penalties and counsel fees, reasonably incurred in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or legislative body, in which the Relevant Party may be or may have been involved as a party or otherwise or with which it or they may be or may have been threatened, while in office or thereafter by reason of (A) being or having been a Relevant Party, or acting on behalf of the Partnership, or serving or having served at the request of the Partnership as such director, officer or trustee of another organization, and (B) any acts performed (or allegedly performed) in such capacity that were performed:

              (i)    in good faith;

              (ii) in the reasonable belief that the Relevant Party was acting in the best interests of the Partnership and the Limited Partner;

              (iii) in a manner that was reasonably believed by the Relevant Party to be within the scope of the rights, powers, authorities or discretions conferred on it by or pursuant to this Agreement, by the consent of the Limited Partner or by law; and

              (iv) with respect to any criminal proceeding, in a manner reasonably believed by the Relevant Party to be lawful.

The Relevant Party shall not be entitled to indemnification under the preceding sentence, however, if such action is finally adjudicated in any such action, suit or other proceeding, or otherwise by a court of competent jurisdiction, to have been grossly negligent, willfully malfeasant or fraudulent, or to have caused the Limited Partner to be liable in excess of its Capital Commitment for the liabilities of the Partnership.

              (b) Expenses, including counsel fees, so incurred by the Relevant Party may be paid by the Partnership in advance of the final disposition of any such action, suit or proceeding on the condition that the amounts so paid shall be repaid to the Partnership if it is ultimately determined that indemnification of such expenses is not authorized under this Section 2.11. The General Partner may, if it deems appropriate, require any person for whom such expenses are paid in advance of final disposition to deliver adequate security to the Partnership for his obligation to repay such indemnification.

              (c) As to any matter disposed of by a compromise payment, pursuant to a consent decree or otherwise, no such indemnification, either for said payment or for any other expenses, shall be provided unless there has been obtained an opinion in writing of independent legal counsel to the effect that based on a recitation of relevant facts, the Relevant Party would be entitled to indemnification under the standards set forth in (a) above.

              (d) The right of indemnification hereby provided shall not be exclusive of or affect any other rights of indemnification to which the Relevant Party may be entitled to from parties other than the Partnership or the Limited Partner (in its capacity as the Limited Partner). In addition, the Relevant Party shall use all reasonable efforts to obtain indemnification from any source other than the Partnership from which it or they may be entitled thereto, including without limitation, director and officer indemnity insurance and corporate or other indemnification provisions of entities in which the Partnership shall have made Investments, before seeking indemnification from the Partnership. The right of indemnification provided by this
Section 2.11 shall not be construed to increase the liability of the Limited Partner as set forth in Section 1.4 or to require that the General Partner make additional Capital Contributions to satisfy any indemnification claim.


         Article III  -  Capital Accounts; Distributions; Profits and Losses

       Section 3.1   Capital Contributions.

              (a) On or prior to the date of becoming a Limited Partner of the Partnership, the Limited Partner has contributed or will contribute to the capital of the Partnership cash in the amount of ten percent (10%) of its Capital Commitment. The balance of the Limited Partner's Capital Commitment shall be due and payable in cash installments as required by the General Partner using its reasonable discretion; provided, however, that each installment shall be in an amount not to exceed ten percent (10%) of such Limited Partner's Capital Commitment and shall be payable on not less than 30 days' prior written notice to the Limited Partner; provided, further, that the General
Partner shall not call for the payment of any such installment if the aggregate amount of all Capital Contributions previously called but not yet invested equals or exceeds $1,000,000 (the "Buffer Amount"), except that the General Partner may call for cash installments to be paid in excess of the limitation set forth in the foregoing proviso to the extent of the difference between the Buffer Amount and any amount required to meet all anticipated Partnership expenses and to fund a particular proposed Investment by the Partnership; and provided, further, that the General Partner shall not call in excess of $5,000,000 of Capital Contributions prior to the first anniversary of the date of this Agreement, in excess of $8,000,000 of Capital Contributions prior to the second anniversary of the date of this Agreement, in excess of $11,000,000 of Capital Contributions prior to the third anniversary of the date of this Agreement, or in excess of $14,000,000 of Capital

Contributions prior to the fourth anniversary of the date of this Agreement.

              (b) Notwithstanding Section 3.1(a), on and after six (6) years from the date of this Agreement, the Limited Partner may terminate its obligation to make any unpaid Capital Contributions by giving the General Partner six (6) months' prior written notice (the "Termination Notice") of the date of such termination (the "Termination Date"). The obligation of the Limited Partner to make additional Capital Contributions pursuant to Section 3.1(a) hereof will thereafter terminate on the Termination Date; provided, however, that notwithstanding any such termination, the Limited Partner shall be obligated to contribute additional capital to the Partnership
("Follow-on Capital") as determined by the General Partner to be necessary to fund the Partnership's anticipated requirements of Portfolio Companies in which the Partnership has made Investments as of the date of the Termination Notice or other companies with respect to which the Partnership has entered into a commitment to make an Investment as of the date of the Termination Notice, plus an amount reasonably determined by the General Partner to be necessary to pay all existing and anticipated expenses of the Partnership. All payments of Follow-on Capital will be made in amounts determined by the General Partner. Under no circumstances will the aggregate amount of such Follow-on Capital exceed the unpaid Capital Commitment of the Limited Partner at such time. Within ninety (90) days of the General Partner's receipt of a Termination Notice from the Limited Partner, the General Partner will notify the Limited Partner of the estimated dollar amount of Follow-on Capital necessary to fulfill the Partnership's obligations and commitments and will return to the Limited Partner any amounts representing Capital Contributions in excess of amounts necessary to satisfy such obligations and commitments. The Capital Commitment of the Limited Partner shall be reduced to the amount of the Capital Contribution paid as of the Termination Date plus the Follow-on Capital.

       Section 3.2 Capital Accounts. There shall be established for each Partner as of the date of this Agreement a Capital Account equal to the amount of such Partner's initial Capital Contribution. Each Partner's Capital Account shall be adjusted from time to time as of the date of any of the following events by adding thereto (i) any additional Capital Contributions made by such Partner and (ii) any Net Gain allocated to such Partner, and deducting therefrom (x) any Net Loss allocated to such Partner, (y) any distributions made to such Partner and (z) any Partnership expenses allocated to such Partner.

       Section 3.3 Allocation of Net Gain and Net Loss and Other Partnership Items. As of the end of each fiscal year of the Partnership and upon dissolution of the Partnership pursuant to Article VI, the Capital Account of each Partner shall be adjusted by allocating the Net Gain or Net Loss of the Partnership, and other Partnership items, attributable to the Investments for the fiscal year or, in the case of dissolution of the Partnership prior to the end of a fiscal year, for the portion of said fiscal year ending on the date of dissolution, in the manner and priority set forth in this Section 3.3.

              (a) Allocation of Gain and Loss on Non-Portfolio Investments and Partnership Expenses. The aggregate income, gain or loss on Non-Portfolio Investments for any fiscal year and the aggregate of costs and expenses payable by the Partnership for that fiscal year under Sections 2.3(a) and (b) (with the exception of the expenses described in Section 2.3(b) which directly relate to Portfolio Investments) shall be allocated one hundred percent (100%) to the Limited Partner and such income, gain, loss and expenses will not be calculated in determining the allocations under Section 3.3(b) or 3.3(c).

              (b)    Allocation of Net Losses.

              (i) First, in the event, and to the extent that, Net Gain shall have been allocated eighty percent (80%) to the Limited Partner and twenty percent (20%) to the General Partner pursuant to Section 3.3(c)(iii) hereof for prior fiscal years, Net Loss for any fiscal year shall be allocated eighty percent (80%) to the Limited Partner and twenty percent (20%) to the General Partner until the aggregate amount of Net Loss allocated to the Partners pursuant to this Section 3.3(b)(i) for all fiscal years shall equal the aggregate amount of Net Gain allocated to the Partners pursuant to Section 3.3(c)(iii) hereof for all fiscal years.

              (ii) Second, Net Loss for any fiscal year shall be allocated ninety-nine percent (99%) to the Limited Partner and one percent (1%) to the General Partner until the Capital Account of the Limited Partner equals zero.

              (iii) Third, any remaining Net Loss for any fiscal year shall be allocated one hundred percent (100%) to the General Partner.

              (c)    Allocation of Net Gain.

              (i) First, in the event, and to the extent that, Net Loss shall have been allocated one hundred percent (100%) to the General Partner pursuant to Section 3.3(b)(iii) hereof for prior fiscal years, Net Gain shall be allocated one hundred percent (100%) to the General Partner until the aggregate amount of Net Gain allocated to the General Partner pursuant to this
       Section 3.3(c)(i) for all fiscal years shall equal the aggregate amount of Net Loss allocated to the General Partner pursuant to
       Section 3.3(b)(iii) hereof for all fiscal years.

              (ii) Second, in the event, and to the extent that, Net Loss shall have been allocated ninety-nine percent (99%) to the Limited Partner and one percent (1%) to the General Partner pursuant to
       Section 3.3(b)(ii) hereof for prior fiscal years, Net Gain shall be allocated ninety-nine percent (99%) to the Limited Partner and one percent (1%) to the General Partner until the aggregate amount of Net Gain allocated to the Limited Partner pursuant to this
       Section 3.3(c)(ii) for all fiscal years shall equal the aggregate amount of Net Loss allocated to the Limited Partner pursuant to
       Section 3.3(b)(ii) hereof for all fiscal years.

              (iii) Third, any remaining Net Gain shall be allocated eighty percent (80%) to the Limited Partner and twenty percent (20%) to the General Partner.

       Section 3.4   Distributions to Partners.

              (a) Distributions of Non-Portfolio Income. The Partnership will distribute cash proceeds attributable to Investments (other than proceeds attributable to the realization of Portfolio Investments or proceeds attributable to Short-Term Investments or Non-Portfolio Investments which are to be reinvested in accordance with
Section 2.4(d)) after payment of all Partnership expenses not directly attributable to the realization of Portfolio Investments for each fiscal year to the Partners in accordance with Section 3.4(c) annually within three (3) months of the end of such fiscal year; provided that any amount which in the opinion of the General Partner cannot conveniently or equitably be distributed within such time may be carried forward and distributed in the ensuing fiscal year.

              (b) Other Distributions. Subject to the other provisions of this Agreement, the General Partner shall distribute to the Partners in accordance with Section 3.4(c) all amounts attributable to the realization of a Portfolio Investment as promptly as is practicable after such realization occurs.

              (c) Priority of Distributions. Partnership Distributions described in Section 3.4(a) shall be distributed 100% to the Limited Partner. Partnership Distributions described in Section 3.4(b) shall be distributed to and between the Partners in the following order of priority:

                     (i) First, one-hundred percent (100%) to the Limited Partner until the aggregate amount of Partnership Distributions described in Section 3.4(b) distributed to the Limited Partner equals the aggregate Capital Contributions made by it; provided, however, that for purposes of this subsection (c), prior to the seventh anniversary of the date of this Agreement, the Limited Partner shall be deemed to have made Capital Contributions equal to the full amount of its Capital Commitment;

                     (ii) Second, to the General Partner until the aggregate amount of Partnership Distributions described in Section 3.4(b) distributed to the General Partner equals twenty percent (20%) of the excess of (A) the aggregate Net Gain realized by the Partnership for each prior and current fiscal year, over (B) the aggregate Net Loss realized by the Partnership for each prior and current fiscal year (which Net Gain or Net Loss for the current fiscal year shall be computed as if such year ended on the date of such distribution); and

                     (iii) Thereafter, one-hundred percent (100%) to the Limited Partner.

The General Partner, in its discretion, may make Partnership
Distributions to itself in any fiscal year (beginning with the second fiscal year) prior to making Partnership Distributions in accordance with the priorities set forth in (i) above in an amount equal to (or less than) the excess of:

                     (A) the maximum combined U.S. federal and the Commonwealth of Massachusetts income tax payable by the General Partner (assuming for this purpose that the General Partner is an individual resident in Massachusetts) on account of the income that was allocated to the General Partner for U.S. federal income tax purposes in the immediately preceding fiscal year of the Partnership, over

                     (B) any amounts distributed (after the application of the following sentence) to the General Partner pursuant to (ii) above in such immediately preceding fiscal year.

Any amounts distributed to the General Partner pursuant to the immediately preceding sentence shall be treated as an advance from the Partnership to the General Partner and shall offset the Partnership Distributions to be made to the General Partner pursuant to (ii) above until such advance is repaid in full. Any amounts not so repaid upon the liquidation of the Partnership shall be contributed to the Partnership in cash by the General Partner to be distributed in accordance with the provisions of (i) and/or (ii) above.

              (d) Return of Partnership Distributions by the General Partner. If the Limited Partner makes Capital Contributions after the date on which one or more Partnership Distributions are made in accordance with Section 3.4(c)(ii), future Partnership Distributions shall be made by first applying the priority set forth in Section 3.4(c)(i). If upon the liquidation of the Partnership it is determined that the General Partner was distributed in the aggregate more than twenty percent (20%) of the amount by which (A) the aggregate Net Gain realized by the Partnership exceeded (B) the aggregate Net Loss realized by the Partnership, the General Partner shall be required to contribute to the Partnership, in cash, an amount equal to the amount of such excess, which cash shall then be distributed to the Partners in accordance with the priorities set forth in Section 3.4(c).

              (e) Delinquent Capital Contributions. No part of any distribution shall be paid pursuant to this Section 3.4 to the Limited Partner if the Limited Partner owes to the Partnership, at the time of such distribution, any amount required to be paid to the Partnership pursuant to the provisions of Section 3.1. Any such distribution shall be paid to the Limited Partner when all such amounts have been paid in full.

              (f) Compliance with Code Section 704(b). The allocation and distribution provisions contained in this Agreement are intended to comply with Code Section 704(b) and the Treasury Regulations promulgated thereunder (including satisfying the "alternate test for economic effect") and should be interpreted and applied in a manner consistent therewith.

       Section 3.5   Distributions In Kind.

              (a) Where any Portfolio Investments are listed, quoted or dealt in on a recognized stock exchange or are otherwise capable of being sold or purchased in a recognized over-the-counter or unlisted securities market in a manner which, in the General Partner's opinion, provides a suitable market for the sale by the Partners of such Portfolio Investments, with the consent of the Limited Partner, the General Partner may (but is not obliged to) distribute the same in kind, provided that in no event shall a distribution in kind be made to the Limited Partner if the Limited Partner is prohibited by applicable law or regulation from directly holding or selling such security to be distributed. Any such distribution shall be made among the Partners in accordance with the provisions of Section 3.4 as if an amount of cash equal to the fair market value of such Portfolio Investments were being distributed, and the Capital Accounts of the Partners shall be adjusted to reflect the disposition of such Portfolio Investments at their fair market value on the date of distribution. Any Portfolio Investments which are not listed, quoted or dealt in on a recognized stock exchange or which are not otherwise capable of being sold or purchased in a recognized over-the-counter or unlisted securities market in the above manner may (at the discretion of the General Partner and with the consent of the Limited Partner) be distributed among the Partners in accordance with the provisions of Section 3.4 but only on the dissolution, liquidation or termination of the Partnership.

              (b) Whenever more than one type of Portfolio Investment is being distributed in kind in a single distribution or whenever more than one class of Portfolio Investment in a Portfolio Company (or a portion of a class of such Portfolio Investment having a tax basis per share or unit different from other portions of such class) are distributed in kind by the Partnership, each Partner shall receive its ratable portion of each type, class or portion of such class of Portfolio Investment distributed in kind, provided that the General Partner shall have the power to make such arrangements as it deems appropriate in the case of Portfolio Investments becoming distributable in fractions, whether by the distribution of balancing amounts in cash or otherwise and to make arrangements to pay the Management Fee and Partnership expenses from the proceeds of the realization of Portfolio Investments. Further, in the event that any taxes, duties or other expenses become payable by the Partnership because of the distribution of Portfolio Investments in kind to a particular Partner, the General Partner may, where it deems appropriate, specifically charge such amounts to the Capital Account of such Partner.

       Section 3.6   Re-allocation of Carried Interest.

              (a) If at any time the General Partner is removed pursuant to Section 6.3(b)(iii), then the following provisions with respect to
Section 3.4(c) shall apply with regard to the General Partner:

                     (1) The Partnership interest of the General Partner shall be transformed to that of a special limited partner, which shall be entitled to receive Partnership Distributions as described in this Section 3.6 but which shall not otherwise participate in the management of the Partnership or in the calculation of any approvals or consents of the Limited Partner required by this Agreement.

                     (2) The General Partner's right to receive allocations and Partnership Distributions with respect to any Limited Partner interest it may hold shall not be affected.

              (3) In addition, the General Partner shall be entitled to receive a portion of the "carried interest" payable to the General Partner pursuant to Section 3.4(c)(ii) (which "carried interest" shall be equal to the General Partner's right to receive Partnership Distributions pursuant to Section 3.4(c)(ii)), which when added to the amounts of the carried interest previously received by the General Partner equals:

              (A) the aggregate amount of carried interest paid to the General Partner and any new general partner, times

              (B) a fraction, the numerator of which is the aggregate acquisition cost of all Portfolio Investments acquired prior to the date on which the General Partner became a special limited partner, and the denominator of which is the aggregate acquisition cost of all Portfolio Investments acquired prior to the date of the Partnership Distribution with respect to which the carried interest is being calculated, times

              (C) a percentage, which on the first anniversary of the date of this Agreement shall equal twenty-five percent (25%) and which shall be increased by an additional twenty-five percent (25%) on each succeeding anniversary of the date of this Agreement (so that on and after the fourth anniversary the percentage shall equal one hundred percent (100%)).

                     (4) The General Partner's right to retain any Partnership Distributions made to it prior to the date of such removal or other event shall not be affected.

              (b)    If at any time:

              (i) the General Partner is removed pursuant to Section 6.3(b)(i) or (ii); or

              (ii) the General Partner resigns as general partner of the Partnership, or withdraws or retires from the Partnership or voluntarily terminates its existence in each case in breach of this Agreement; or

              (iii) the Partnership interest of the General Partner is disposed of in breach of this Agreement;

then the following provisions with respect to Section 3.4(c) shall apply:

              (1) The General Partner shall not be entitled to receive Partnership Distributions subsequent to the date of such removal or other event.

              (2) The General Partner's right to retain any Partnership Distributions made to it prior to the date of such removal or other event shall not be affected.

              (3) The General Partner's rights to receive allocations and Partnership Distributions with respect to any Limited Partner interest it may hold shall not be affected.


              Article IV  -  No Withdrawal of Profits, Gains or Capital

       Section 4.1 No Withdrawal of Profits, Gains or Capital. Except as specifically permitted under this Agreement, no Partner shall be permitted to withdraw profits, gains or capital from the Partnership prior to dissolution of the Partnership, without the approval of all the Partners.

                   Article V  -  Transfer of Partnership Interests

       Section 5.1   Assignability of Interests.

              (a) Subject to the provisions of Section 5.1(c) hereof, the interest of the Limited Partner shall not be assignable without the prior written consent of the General Partner. The General Partner shall not unreasonably withhold, delay or condition such consent. No assignment by the Limited Partner of its interest in the Partnership shall be binding upon the Partnership until the General Partner receives an executed copy of such assignment in form and substance satisfactory to the General Partner. The assignee of such interest may become a substituted Limited Partner only upon the terms and conditions of
Section 5.2.

              (b) The interest of the General Partner shall not be assignable; provided, however, that, subject to compliance with Section 2.1(b), such interest may be assigned to a successor to all or substantially all of the business of the General Partner or the general partner of the General Partner, upon (i) the execution by the General Partner of a written assignment, the execution by the successor of this Agreement and the written assumption by the successor of the obligations of the General Partner hereunder, and (ii) the receipt by the Partnership of an Opinion of Counsel that such assignment and assumption will not result in the Partnership being classified as an association or otherwise taxable as a corporation for United States Federal income tax purposes. In the event of such assignment, the successor shall become the General Partner hereunder, and the predecessor and successor General Partner shall cause the execution of any necessary papers including, without limitation, an amendment to the Certificate of Limited Partnership to record the substitution of the successor as General Partner. The General Partner shall notify the Limited Partner prior to any such proposed assignment of the General Partner's interest.

              (c) Section 5.1(a) and 5.2 notwithstanding, the Limited Partner may assign its interest to and substitute as a Limited Partner in its place and stead any one corporation or other entity (A) which then owns directly or indirectly Voting Control of the Limited Partner, or (B) of which the Limited Partner then owns directly or indirectly Voting Control or (C) of which a corporation described in (A) then owns directly or indirectly Voting Control; provided, however, that no such transfer may be made if the General Partner, based upon an Opinion of Counsel, shall determine that it might result in a violation of United States Securities laws.

       Section 5.2 Substituted Limited Partners. Subject to the provisions of Section 5.1(c), the Limited Partner shall not have the right to substitute an assignee as a Limited Partner in its place. The General Partner shall have the power, in its discretion, to admit as a substituted Limited Partner any Person acquiring a partnership interest by assignment from the Limited Partner. The admission of an assignee as a substituted Limited Partner shall be conditioned upon the assignee's written assumption of all obligations of the assigning Limited Partner and execution of this Agreement as a Limited Partner. Upon acceptance of a substituted Limited Partner, the General Partner shall forthwith amend any necessary papers to show the substitution of such assignee in place of the assigning Limited Partner. The General Partner's failure or refusal to admit an assignee as a substituted Limited Partner shall not affect the right of such assignee to receive the share of profits or other distribution or compensation to which its assignor would otherwise be entitled.

       Section 5.3 Obligation of Assignee. Any assignee, irrespective of whether such assignee has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of such assignment to have agreed to be subject to the terms and provisions of this Agreement in the same manner as its assignor.

       Section 5.4 Prohibition Against Public Trading. The Limited Partner hereby covenants and agrees with the Partnership for the benefit of the Partnership and all Partners that (a) the Limited Partner is not currently making a market in the Limited Partner's Partnership interest,
(b) the Limited Partner will not transfer its Partnership interest on an established securities market or a secondary market (or the substantial equivalent thereof) within the meaning of Code Sections 469(k)(2) and 7704(b) (and any Treasury Regulations, revenue rulings, or other official pronouncement of the Internal Revenue Service of the Treasury Department that may be promulgated or published thereunder), (c) the Limited Partner is not currently structured as a pass-through entity (i.e., a partnership, S corporation or grantor trust) and will not transfer its Partnership interest to such an entity, and (d) the Limited Partner will not subdivide its interest in the Partnership for resale into a Partnership interest the initial offering price of which would have been less than $20,000. The General Partner may (but is not required to) waive any of the above restrictions if, in its reasonable judgment, such waiver will not cause any adverse consequences to the Partnership or the Partners.


             Article VI  -  Duration and Dissolution of the Partnership

       Section 6.1   Duration.

              (a) Subject to Section 6.3, the Partnership shall continue until ten (10) years from the date of this Agreement; provided, however, that with the written consent of the General Partner and the Limited Partner,

              (i) the Partnership may be extended for such period or periods not in excess of two (2) years in the aggregate as may be necessary to facilitate the realization of Investments; or

              (ii) the Partnership may be dissolved at any time after its first full fiscal year.

       Section 6.2 Withdrawal of Limited Partner. If the Limited Partner shall withdraw, die, be declared incompetent or insane, or be adjudicated as bankrupt, or in the event of the winding up or liquidation of the Limited Partner, such event shall not cause the dissolution or liquidation of the Partnership, and the Partnership shall continue until dissolved pursuant to Section 6.1 or Section 6.3.

       Section 6.3 Termination of the Partnership; Withdrawal and Removal of General Partner.

              (a) Unless the Limited Partner shall have determined to continue the Partnership as provided in the second sentence of this
Section 6.3(a), the Partnership shall dissolve on the ninetieth (90th) day after any of the following events:

              (i) the filing by the General Partner or the Partnership of a petition under the United States Bankruptcy Code; or

              (ii) the running of sixty (60) days after the filing by another Person against the General Partner of a petition under the United States Bankruptcy Code which petition is not dismissed within such 60-day period.

If, following the occurrence of any of the events specified in (i) and
(ii) above, the Limited Partner determines in a writing executed within such 90-day period to continue the Partnership and elect a new General Partner, the Partnership shall not dissolve as provided in the first sentence of this Section 6.3(a) but shall continue in existence as though no such decision to dissolve or filing had occurred, except that the new General Partner shall be substituted for the former General Partner.

              (b) The General Partner shall be deemed removed (unless waived by the affirmative vote of the Limited Partner) upon thirty (30) days prior written notice:

                     (i) when a court of competent jurisdiction makes a final determination, as to which all rights to appeal have been exercised or exhausted, that the General Partner (A) is guilty of any gross negligence, willful malfeasance, fraud, material breach of its fiduciary duty to the Partnership or the Limited Partner or bad faith in connection with the performance of its duties hereunder or (B) has committed any material breach of its obligations hereunder which cannot be remedied or which, if it can be remedied, is not remedied by the General Partner within thirty
       (30) days after such determination or (C) has caused the Limited Partner to be liable in excess of its Capital Commitment for the liabilities of the Partnership;

                     (ii) upon (A) the conviction entered by a court of competent jurisdiction against the General Partner, AIC or its executive officers of any criminal act involving fraud or which is a felony crime involving deliberate dishonesty or (B) a guilty plea by any of the foregoing with respect to any criminal act involving fraud or which is a felony crime involving deliberate dishonesty; or

                     (iii) upon a "substantial change in management of Advent International" as described in Section 2.1(b) at any time prior to the sixth anniversary of the date of this Agreement, if, for a period of one hundred twenty (120) days after such change, there has not been an approval by the Limited Partner to continue to allow the General Partner to make new Portfolio Investments on behalf of the Partnership;

provided that a new General Partner shall have been appointed to act as a general partner (who shall be willing to serve as such and whose appointment shall otherwise comply with the provisions of this Agreement) prior to such removal. Notwithstanding the foregoing, the General Partner shall not be deemed removed under the foregoing provisions of this Section 6.3(b) unless and until it has had at least thirty (30) days' notice of the intent by the Limited Partner to remove the General Partner pursuant to this Section 6.3(b).

       Section 6.4   Liquidation.

              (a) Upon dissolution of the Partnership, the Partnership shall be liquidated subject to the provisions of this Section 6.4. The General Partner, or if there is no General Partner, then a Person selected by the Limited Partner, shall act as the liquidator with full power and authority to:

                     (i) sell, at such prices and upon such terms as the liquidator in its sole discretion may deem appropriate, any or all of the Securities, properties and assets of the Partnership, provided that such sales shall only be made for cash and shall be consummated as soon as reasonably practicable (consistent with the best interests of all the Partners) after the date of dissolution; and provided further that the liquidator shall not deal directly or indirectly with the Partnership for its own account without the approval in writing of the Limited Partner;

                     (ii) as soon as reasonably practicable after the date of dissolution, effect distribution of the properties and assets of the Partnership in the manner set forth in Section 6.5; and

                     (iii) control and pay out the reserves established pursuant to Sections 6.5(b) and (d) and distribute the balance to the Partners pursuant to Section 6.5(e) as additional assets.

              (b) In the event that at the time of the dissolution of the Partnership, the General Partner has filed a petition under the United States Bankruptcy Code, or sixty (60) days after the filing by another person against the General Partner of a petition under the United States Bankruptcy Code which petition is not dismissed, or if the General Partner has ceased to carry on a business because of a voluntary liquidation, then notwithstanding Section 6.4(a), there shall be a liquidator appointed by the Limited Partner, which liquidator shall be solely responsible for the liquidation of the Partnership. The fees (exclusive of expenses) of any liquidator appointed pursuant to (a) above or this Section 6.4(b) shall be deducted from any amounts otherwise payable to the General Partner by the Partnership, and the General Partner shall be liable to the Partnership for any excess.

              (c) At the election of the Limited Partner, the liquidator will make all or a specified portion of the liquidating distribution in kind; absent any such election, distributions shall be in cash.

       Section 6.5 Distribution Upon Liquidation. On liquidation of the Partnership, the General Partner or liquidator, as the case may be, shall make distributions out of the properties and assets of the Partnership in the following order of priority:

              (a) To the payment and discharge of the claims of all creditors of the Partnership who are not Partners;

              (b) To the establishment of such reserves as they may deem necessary or advisable in order to provide for contingent liabilities of the Partnership to all Persons who are not Partners;

              (c) To the payment and discharge pro rata of the claims of all creditors of the Partnership who are Partners;

              (d) To the establishment of such reserves as they may deem necessary or advisable in order to provide for contingent liabilities to Partners; and

              (e) The balance, if any, to the Partners in accordance with and in proportion to their positive Capital Account balances (after treating all Securities or other property other than cash that the Partnership holds on the date of liquidation as having been distributed on such date, and after allocating the profit and loss on such Securities and other property determined in accordance with
Section 3.4(b)(iv)).

       Section 6.6 Deficit Restoration by General Partner. Notwithstanding any other provision of this Agreement to the contrary, if upon liquidation of the General Partner's interest in the Partnership (whether or not in connection with the liquidation of the Partnership), the General Partner has a negative balance in its Capital Account, the General Partner shall pay to the Partnership on or before the end of the taxable year in which such liquidation occurs (or, if later, within ninety (90) days after the date of such liquidation) an amount in cash equal to the difference between the General Partner's negative Capital Account and zero. In determining the amount to be paid by the General Partner, the Capital Account of the General Partner shall first be adjusted (i) to account for all Capital Account adjustments for the fiscal year during which such liquidation occurs, and (ii) to reflect all allocations that would be required as prerequisite for any distribution pursuant to Section 6.5(e). All amounts received by the Partnership pursuant to this Section 6.6 shall, upon liquidation of the Partnership, be distributed in accordance with Section 6.5.

       Section 6.7 Suspension of Active Investment. If the General Partner and the Limited Partner mutually agree anytime after three (3) years of the date of this Agreement, the Partnership shall enter the Passive Mode. From the date the Partnership enters the Passive Mode,
(a) the General Partner shall be permitted to make further Investments but shall not make any such further Investments in new Portfolio Companies unless the Partnership has a commitment or obligation to make such Investments or such Investments are under active consideration, (b) the Capital Commitment of the Limited Partner shall be lowered to an amount which is equal to all Capital Contributions paid prior to such date and actually invested, or committed for Investment as provided in
Section 6.7(a), plus an estimate, to be mutually agreed upon by the General Partner and the Limited Partner, of the amount of money which the General Partner will need to invest thereafter to fulfill expected requirements of existing Portfolio Companies, plus an amount reasonably determined by the General Partner to be necessary to pay all existing and anticipated expenses and liabilities of the Partnership, (c) the Limited Partner shall not be required to make any Capital Contributions in excess of the unpaid amount of the Limited Partner's Capital Commitment (as reduced pursuant to Section 6.7(b)) and (d) until the first anniversary of the date the Partnership begins the Passive Mode, the Management Fee of 3-1/2% per annum shall be calculated based on the Capital Commitment of the Limited Partner immediately prior to the date on which the Partnership begins the Passive Mode, and thereafter the Management Fee shall be reduced to one-twelfth (1/12) of two and one-half percent (2-1/2%) of the amount of the Capital Commitment of the Limited Partner as reduced pursuant to Section 6.7(b).

                         Article VII  -  Reports to Partners

       Section 7.1 Independent Auditors. At all times the General Partner shall keep books of account in which shall be entered fully and accurately the transactions of the Partnership. The books of account and records of the Partnership shall be audited as of the end of each fiscal year by independent certified public accountants of recognized national standing selected by the General Partner and shall be kept by the General Partner on an accrual basis.

       Section 7.2   Reports.

              (a) Annual Financial Statements. Within one hundred twenty (120) days after the end of each fiscal year and on liquidation of the Partnership, the General Partner shall prepare, on the basis of the report of the independent certified public accountants, and mail to the Limited Partner, together with the report of the independent certified public accountants, a report stating in sufficient detail such transactions effected by the Partnership during such fiscal year as shall enable such Limited Partner to prepare its respective income tax returns and including:

              (i) such Partner's Capital Account as of the close of such fiscal year;

              (ii)   the sum of all Capital Accounts as of such date;

              (iii) statement of assets and liabilities of the Partnership;

              (iv)   profit and loss statement;

              (v) statement of holdings of Securities of the Partnership;

              (vi) a description of the nature of each of the Partnership's Investments, the cost thereof and the valuation thereof established pursuant to Section 8.3; and

              (vii) such other financial information and documents as the General Partner deems appropriate, as the Limited Partner may reasonably request, or as required by this Agreement and any amendments hereto.

              (b) Quarterly Financial Statements. Within sixty (60) days after the end of each quarter of each fiscal year of the Partnership, the General Partner shall mail to the Limited Partner unaudited financial statements of the Partnership for such fiscal quarter.

       Section 7.3 Inspection. The Limited Partner or its duly authorized representative shall have the right at reasonable times to inspect and copy the books and records of the Partnership and to discuss its affairs with the agents (including any independent auditors) of the General Partner.

       Section 7.4 Tax Returns. The General Partner will serve as the "tax matters partner" of the Partnership and will file all United States Federal, state or other income tax returns required of the Partnership. The General Partner will use all reasonable efforts to cause to be delivered, within sixty (60) days after the end of each fiscal year of the Partnership, and will cause to be delivered within ninety (90) days after the end of each such fiscal year, to each Person who was a Partner at any time during such fiscal year (a) a Form K-1 and such other information, if any, with respect to the Partnership as may be necessary for the preparation of such Partner's United States Federal income tax return, and (b) such similar returns as are required to be filed by the Partnership for United States Federal, state and local income tax purposes. If requested to do so by any Limited Partner, the General Partner will file an election pursuant to Section 754 of the Code.


                             Article VIII  -  Valuation

       Section 8.1 Valuation of Partnership Net Worth. In determining the net worth of the Partnership, the value of any Partnership asset, the Capital Accounts of the Partners, the value of any distribution, or in determining value for any other purpose under this Agreement, the provisions of this Article VIII shall apply.

       Section 8.2 Valuation Date. Valuation shall be taken by the General Partner as of the close of business on (i) the last day of each fiscal year of the Partnership, (ii) the date the Partnership dissolves or (iii) the date with respect to which valuation is to be taken. If such day is not a "Market Day", then valuation shall be taken on the "Market Day" next preceding such date, as the case may be. A "Market Day" shall be a day on which the New York Stock Exchange is open for regular trading. If a valuation is taken other than in connection with the annual report described in Section 7.2, the General Partner shall give notice of such valuation to the Limited Partner promptly after it is determined.

       Section 8.3 Valuing Securities and Other Assets. The following provisions shall apply in valuing interests in the Partnership:

       (a) Listed Securities which are not restricted as to saleability or transferability shall be valued at the closing price as of the valuation date. If any listed Security was not traded on such date, then the mean of the closing high bid and low asked prices as of the close of business on such date shall be used.

       (b) Unlisted Securities which are readily marketable shall be valued at the mean of the closing bid and asked prices as of the valuation date.

       (c) Securities, whether listed or unlisted, for which market quotations are available, but which are restricted as to saleability or transferability, shall be valued as provided in (a) and (b) above, less a discount of from ten percent (10%) to twenty-five percent (25%) of the value thereof as determined in good faith by the General Partner. In determining the amount of such discount the General Partner shall give consideration to the nature and length of such restriction and the relative volatility of the market price of such Security.

       (d) Securities for which market quotations are not readily available and all other assets of the Partnership shall be valued at a fair value as reasonably determined in good faith by the General
Partner.

       (e) Liabilities shall include, in addition to those recorded on the books of the Partnership, such other accrued or contingent liabilities as shall be determined in accordance with generally accepted accounting principles consistently applied.

       (f) In determining the value of the interest of any Partner in the Partnership, neither the goodwill nor the right to use the firm name or trade name of the Partnership shall be considered as an asset of the Partnership. Neither shall any valuation be placed thereon for the purpose of distribution, nor shall any value be placed thereon as between the Partners, or between a continuing Partner and a withdrawing Partner, or between a surviving Partner and the estate of any deceased Partner.

       Section 8.4 Disputes. If the Limited Partner disputes the values determined by the General Partner, it shall give notice thereof to the General Partner in writing by certified mail within thirty (30) days following the date on which notice is given of the General Partner's determination of the fair value. Such dispute shall be referred to an independent financial analyst of recognized standing, selected by the General Partner and approved by the Limited Partner. If the parties are unable to agree on an independent financial analyst, the General Partner shall select one financial analyst of recognized national standing and the Limited Partner shall select another such analyst. If the two analysts so selected are unable to agree on a fair value, they shall select a third analyst, who shall determine the fair value. The General Partner shall upon request supply to any independent financial analyst selected as provided above all information in its possession with respect to the asset whose value is disputed. The Partnership shall pay the cost of the analyst selected by the General Partner and the Limited Partner shall pay the cost of the analyst selected by it. The cost of any third analyst shall be divided equally between the Partnership on one hand and the Limited Partner on the other.


                            Article IX  -  Miscellaneous

       Section 9.1 Admission of Limited Partners. The Limited Partner identified in Section 1.1(l) shall be the only limited partner hereof and no new Partner shall be admitted to the Partnership except by assignment of the interest of a Partner in accordance with Article V.

       Section 9.2 Disputed Matters. Except as provided in Section 8.4, any controversy or dispute arising out of this Agreement, interpretation of any of the provisions hereof, or the actions of the General or Limited Partner hereunder shall be submitted to arbitration before the American Arbitration Association under the rules then obtaining of said Association, such arbitration to be held in Boston, Massachusetts, and judgment upon any award thus obtained may be entered in any court having jurisdiction thereof. In any such arbitration each party to the arbitration shall bear its own expenses, including expenses of attorneys, financial experts and other witnesses; any arbitration fees and expenses of the arbitrators shall be divided equally between the disputing parties.

       Section 9.3 General. This Agreement: (a) shall be binding on the legal successors of the Partners permitted by this Agreement; (b) shall be governed by and construed in accordance with the Delaware Revised Uniform Limited Partnership Act and otherwise in accordance with the laws of the Commonwealth of Massachusetts; (c) may be executed in more than one counterpart as of the day and year first above written; and
(d) contains the entire Agreement among the Partners relating to the subject matter hereof. The waiver of any of the provisions, terms or conditions contained in this Agreement shall not be considered as a waiver of any of the other provisions, terms or conditions hereof.

       Section 9.4   Notices.

              (a) To the Partners. Any notice to be given hereunder by the Partnership to any Partner shall be in writing and signed by the General Partner. Any such notice shall be conclusively deemed to have been given if either (i) delivered in person to such Partner or (ii) if the address to which said notice is to be sent is outside of the United States, mailed by air mail, postage prepaid, addressed to such Partner at its address set forth in Appendix A, or (iii) if the address to which said notice is to be sent is within the United States, mailed by registered or certified mail, postage prepaid, addressed as set forth in
(ii) above. Any Partner may change its address for notice by written notice to the Partnership at the Partnership address given by the means set forth in Section 9.4(b), and upon receipt by the Partnership of such notice of change of address for notice, the new address shall be that Partner's address for notice hereunder.

              (b) To the Partnership. Any notice to be given hereunder to the Partnership shall be in writing and signed by the Partner giving notice. Any such notice shall be conclusively deemed to have been given if either (i) delivered in person to the General Partner, or (ii) mailed by United States registered or certified mail, postage prepaid, addressed to the Partnership at its principal office, which shall be 101 Federal Street, Boston, Massachusetts 02110, or such other address as the General Partner may from time to time designate by notice to all Partners. Any notice to the Partnership may be mailed by air mail to such address if mailed from outside of the United States, but shall be deemed given only upon receipt.

       Section 9.5 Execution of Certificate of Limited Partnership and Other Documents. The General Partner agrees to prepare, execute and file a certificate of limited partnership and any amendments thereto, and all Partners agree to execute such other instruments, documents and papers as the General Partner deems necessary or appropriate to carry out the provisions of this Agreement, and to take such other action as the General Partner deems appropriate to maintain the Partnership's status as a Limited Partnership under the laws of the State of Delaware and its status as a qualified foreign limited partnership under the laws of the Commonwealth of Massachusetts. The General Partner shall send copies of such documents to the Limited Partner.

       Section 9.6 Force Majeure. Whenever any act or thing is required of the Partnership hereunder within any specified period of time, the Partnership shall be entitled to such additional period of time to do such acts or things as shall equal any period of delay resulting from causes beyond the reasonable control of the Partnership, including, without limitation, bank holidays, actions of governmental agencies, the closing of the New York Stock Exchange at times other than normal closing dates, and financial crises of a nature materially affecting the purchase and sale of Securities.

       Section 9.7 Amendments. Except as otherwise specifically provided herein, the terms and provisions of this Agreement may be modified or amended at any time and from time to time only with the written consent of the General Partner and the Limited Partner.

       Section 9.8   Headings.  Article, Section, Paragraph and
Subparagraph headings are for convenience of reference only, are not part of this Agreement, and shall not be considered in interpreting this Agreement.

       Section 9.9 Power of Attorney. The Limited Partner does hereby constitute and appoint the General Partner, Peter A. Brooke, and each Vice President of the general partner of the General Partner, and each of them, its true and lawful representative, in its name, place and stead, to make, execute, sign, acknowledge, deliver and file all such instruments, documents and certificates which may from time to time be required by the laws of the United States of America, the State of Delaware, the Commonwealth of Massachusetts, or any other state or jurisdiction in which the Partnership shall determine to do business, or any political subdivision or agency thereof, to effect, implement and continue the valid and subsisting existence of the Partnership, including, without limitation, a certificate of limited partnership and amendments thereto (not inconsistent with this Agreement).

       Section 9.10 Effect of Securities Laws. In the event that, due to acts of the Limited Partner or the Partnership, or otherwise the General Partner determines, after consultation with legal counsel for the Partnership, that the Partnership is or may be required by the securities laws of the United States to register either the Partnership or interests in the Partnership with the United States Securities and Exchange Commission or other similar agency, or that the General Partner shall be required to so register in connection with the distribution of limited partnership interests, then the General Partner shall have the right, in its discretion and without the necessity of obtaining the consent of the Limited Partner, to dissolve and liquidate the Partnership.

       IN WITNESS WHEREOF, the General Partner and the Limited Partner have hereunto set their hands and seals as of the date first set forth above.


                                                 GENERAL PARTNER

                                                 ADVENT INTERNATIONAL
                                                   LIMITED PARTNERSHIP

                                                 By:  ADVENT INTERNATIONAL
                                                        CORPORATION, GENERAL
                                                        PARTNER

                                                 By:___________________________


                                                 LIMITED PARTNER

                                                 AYP CAPITAL, INC.

                                                 By:___________________________

                                     APPENDIX A


                                                                    Capital
    Name                             Address                       Commitment


General Partner:

Advent International               101 Federal Street              $     1,000
  Limited Partnership              Boston, MA  02110


Limited Partner:

AYP Capital, Inc.                                                  $15,000,000

                                     APPENDIX B

                          Advent Energy Limited Partnership
                                 Investment Charter

Areas of Focus

The Investment Charter identifies the technology, product, and service areas selected for investment by the Advent Energy Limited Partnership. These areas were chosen for relevance to Allegheny Power System's core business operations and for their potential to generate an attractive financial return. These principal areas of focus for the Fund include:

              Alternate and renewable energy supplies, including photovoltaic, biomass technologies, and wind power.

              Environmental and waste treatment technologies and services, including electrotechnologies used in waste and water treatment and waste management, waste reduction and recycling/recovery.

              Energy efficiency technologies, processes and services, including heating, ventilation and air conditioning equipment, induction heating technologies, high efficiency lighting technologies, energy conservation and delivery technology, and motor efficiency technologies.

              Conservation, load management and demand-side management technologies, systems, and services.

              Electrotechnologies used in the reduction of medical waste, including plasma, pyrolysis and microwave processing.

              Technology and processes promoting alternative energy for transportation, including electric-powered vehicles and related components such as fuel cells.

              Advanced computer hardware and software for use in generation, transmission, and distribution of electricity (including artificial intelligence/neural net systems and components).

              Power-related electronic systems, control systems and components.

              Electric automation systems and components, including instrumentation, sensors, robotics and inspection techniques.

              Other technologies related to improving the generation, transmission and delivery of electricity, including automated meter reading, distribution transformers, thyristor technologies, active noise cancellation, energy storage systems and interactive energy management systems.

Size of Investments

The total capital invested by the Fund in any one portfolio company, including loan guarantees, will average 5% of the Fund's committed capital ($750,000) or less. No more than 7.5% of the Fund's committed capital, or $1.125 million, may be invested in any single company without the prior approval of AYP Capital. No more than 10% of the Fund's committed capital, or $1.5 million, may be invested in any single company.

Geographic Coverage

The Fund will be free to invest on a worldwide basis. Based on the Fund's objectives and Advent's past experience and deal flow, the likely distribution of the portfolio will be 80-90% of the Fund's capital invested in North America, and 10-20% in Europe, Asia, Israel and the rest of the world.

Stage of Company Development

To achieve an appropriate level of diversification, the Fund will invest in companies at all stages of development, from start-ups and early stage situations to the funding of developed, profitable companies. Advent expects that approximately 60-70% of the Fund's capital will be invested in later-stage situations and 30-40% in early stage situations.